Exhibit 99.1

eBay to Acquire Shopping.com

San Jose, Calif. and Brisbane, Calif, June 1, 2005 – eBay, The World’s Online Marketplace (Nasdaq: EBAY; www.ebay.com), today announced that it has agreed to acquire Shopping.com (Nasdaq: SHOP; www.shopping.com), a leader in online comparison shopping and consumer reviews.

The combination of Shopping.com and eBay will create a premier online shopping experience for individuals and businesses of all sizes. The acquisition will give eBay’s many sellers a new sales channel and access to a new set of buyers. Shopping.com will especially appeal to eBay sellers who are having success with in-season products. On Shopping.com, the shopping experience will be enhanced by the addition of eBay listings to the product selection already available, and merchants will enjoy additional traffic and leads from eBay. Finally, the consumer-generated reviews on Epinions complement eBay’s own community feedback-driven marketplace.

“The acquisition of Shopping.com will allow us to provide even more opportunities for our sellers,” said Bill Cobb, president, eBay North America. “Shopping.com’s comparison technology simplifies the online shopping experience and the Epinions’ community of reviewers is a great match with our own. Together with the outstanding management team at Shopping.com, I believe we can accomplish some amazing things on behalf of our buyers and sellers.”

“eBay will provide our shoppers greater convenience and comprehensiveness and will help our merchants increase sales,” said Lorrie Norrington, president and CEO of Shopping.com. “This partnership will allow Shopping.com to accelerate our vision to dramatically improve the way people shop and sell online.”

Shopping.com has been a pioneer and leader in comparison shopping for the past five years. Shopping.com brings an extensive product catalog organized to help consumers compare millions of products from thousands of stores. Additionally, Shopping.com’s Epinions community of more than 400,000 reviewers has produced nearly two million detailed reviews that help consumers make informed buying decisions. This unique shopping experience results in informed shoppers and industry leading conversion to sale for our merchants.

eBay has agreed to acquire all outstanding shares of Shopping.com stock for $21 per share in cash. Based on the number of Shopping.com shares outstanding on May 31, 2005, the total consideration would amount to approximately $620 million. Shopping.com’s cash, cash equivalents, and marketable securities as of May 31, 2005 totaled approximately $140 million.

eBay expects the acquisition to be immaterial to its full-year 2005 pro forma diluted earnings per share, and dilutive to its 2005 GAAP diluted earnings per share due to incremental charges for stock-based compensation and the amortization of acquired intangible assets. More information relating to the impact of the acquisition on eBay’s 2005 financial guidance will be provided upon the close of the transaction.

The acquisition, which is subject to regulatory and Shopping.com shareholder approvals, is expected to close in the third quarter of 2005.

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About Shopping.com

Shopping.com is a global leader in online comparison shopping with sites in the U.S., the U.K. and France. With approximately 50 million unique visitors a month, according to comScore Media Metrix, it is the third largest shopping destination on the web. The company’s mission is to help shoppers everywhere use the power of information to find, compare and buy anything.

About eBay

eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever growing online community.

Forward-Looking Statements

This announcement contains forward-looking statements regarding the expected impact of the acquisition of Shopping.com on eBay’s financial results. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the receipt and timing of Shopping.com shareholder approval and regulatory approvals for the transaction; the possibility that the transaction will not close; the reaction of the users of eBay and Shopping.com to the transaction; the reaction of competitors to the transaction; the future growth of Shopping.com’s services; the individual risks faced by each company; and the possibility that integration following closing will prove more difficult than expected. More information about potential factors which could affect either company’s business and financial results is included in each company’s Annual Report on Form 10-K for the year ended December 31, 2004, and each company’s Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. All forward-looking statements are based on information available to eBay and Shopping.com on the date hereof, and eBay and Shopping.com assume no obligation to update such statements.

Shopping.com’s investors and security holders are urged to read the proxy statement regarding the business combination transaction referenced in this press release when it becomes available and as it may be amended from time to time. The proxy statement will be filed with the Securities and Exchange Commission by Shopping.com. Shopping.com’s investors and security holders may obtain a free copy of the proxy statement, when available, and other documents filed by Shopping.com with the Commission at the Commission’s web site at http://www.sec.gov. Free copies of the proxy statement and Shopping.com’s other filings with the Commission may also be obtained by directing a request to Shopping.com Investor Relations at (415) 217-7722 or at http://investor.shopping.com. Free copies of eBay’s filings may be obtained by directing a request to eBay Investor Relations at (408) 376-7493 or at http://investor.ebay.com.

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Media Relations Contacts:	Hani Durzy / eBay	408-376-7458
	Lynn Brinton / Shopping.com	650-616-6532

Investor Relations Contacts:	Tracey Ford / eBay	408-376-7205
	Alex Wellins / The Blueshirt Group for Shopping.com	415-217-7722